   As Filed With the Securities and Exchange Commission on December 2, 1998
                                                          Registration No.
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington. D.C. 20549
                             --------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                             --------------------

                               STM WIRELESS, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                               95-3758983
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
 incorporation or organization)

                     One Mauchly, Irvine, California 92718
                                (714) 753-7864
        (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                           -------------------------

                                 Joseph Wallace
                            Chief Financial Officer
                               STM Wireless, Inc.
                     One Mauchly, Irvine, California 92718
                                 (714) 753-7864
          (Name, address, including zip code, and telephone number, including area code of agent for service)

                                    Copy to:
                               K.C. Schaaf, Esq.
                        Stradling Yocca Carlson & Rauth,
                           A Professional Corporation
                            660 Newport Center Drive
                        Newport Beach, California  92660

          Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

  CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                    Proposed maximum          Proposed maximum
 Title of securities         Amount to be          offering price per        aggregate offering           Amount of
   to be registered           registered               share (1)                 price (1)            registration fee
----------------------------------------------------------------------------------------------------------------------
Common Stock,                  1,221,294                  $5.75                   $7,022,441                $2,072
$.001 par value                  shares
----------------------------------------------------------------------------------------------------------------------

(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq National Market for the Common Stock on November 30, 1998, which was approximately $5.75 per share.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                          DATED DECEMBER 2, 1998


                              STM WIRELESS, INC.
                                  ONE MAUCHLY
                           IRVINE, CALIFORNIA 92718
                                (714) 753-7864

                              -------------------

                       1,221,294 SHARES OF COMMON STOCK
                               ($.001 PAR VALUE)

                              -------------------

          Our Common Stock is listed on the Nasdaq National Market System under the symbol "STMI." The last reported sale price of our Common Stock on the Nasdaq National Market System on November 30, 1998, was $5.4375 per share.

          The 1,221,294 shares of Common Stock that are covered by this prospectus are to be sold by Berjaya Group (Cayman), Ltd. ("BGC" or the "Selling Stockholder"). We will not receive any part of the proceeds from any of such sales.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.





                            ----------------------

                  This Prospectus is dated           , 1998.
                                          -----------

                                  RISK FACTORS

HISTORY OF LOSSES AND FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     Our historical revenues and net income have fluctuated significantly due to a combination of factors. These factors include:

     -   The competitive environment in which we operate;
     - Complexities and resultant delays that arise when operating in an international environment;
     - Long lead times and extended sales effort required to secure large orders;
     -   Continued need to invest in product development; and
     -   Inventory obsolescence.

     We had operating losses in both 1997 and 1996. Although we have been profitable during the 9 month period ending September 30, 1998, we may incur losses in current and future quarters.

     Our quarterly revenues and net income fluctuate primarily due to the timing of product sales. Sales of our products are generally consummated through large orders which require a long lead-time and an extended sales effort. as a result, the precise timing of the recognition of revenue from an order can have a significant impact on our revenues and net income for a particular period. If an order is cancelled or rescheduled by customers or cannot be shipped in time to recognize revenue during that period, our revenues and net income for such period could be adversely affected. This could result from any of a number of occurrences, including unanticipated manufacturing, testing, shipping or product acceptance delays. In addition, certain of our expenses are based, in large part, on our expectations as to the level of revenues in the future. Such expenses are, therefore, relatively fixed in the short term. If revenues fall below expectations, net income will be disproportionately and adversely affected. The impact of these and other factors on our revenues and net income in any future period cannot be forecast with any degree of certainty. Accordingly, STM believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. Nonetheless, adverse changes in our operating performance in future periods may have an adverse effect on the market price of our Common Stock.

DEPENDENCE ON VSAT MARKET

     A significant part of our product revenues are derived from sales of VSAT (very small aperture terminal) communications networks. While the market for VSAT communications networks and services has grown steadily since its inception in the mid-1980s, this market may not continue to grow or VSAT technology may be replaced by an alternative technology. A significant decline in this market or the replacement of the existing VSAT technology by an alternative technology could adversely affect our business, operating results and financial condition.

DEPENDENCE ON ASIAN MARKETS

     In 1997, we generated 68% of our revenues in Asia. in 1996, we generated 53% of our revenues in Asia. In 1995, we generated 40% of our revenues in Asia. Furthermore, in 1997, 59% of our revenues resulted from sales to one Asian customer and in 1996, 33% of our revenues resulted from sales to one Asian customer. The Asian crisis has significantly contributed to the decline in revenues for the nine month period ended September 30, 1998, compared with the corresponding period in 1997. We have currently redirected our sales efforts to Latin America, Africa and the Middle East. However, the lack of future revenues in Asia, without an offsetting increase in revenues elsewhere, could adversely affect our business, operating results and financial condition.

RURAL TELEPHONY MARKET

     Our strategy includes focusing on establishing rural telephony networking infrastructure for developing countries through strategic alliances with regional and local service providers. A substantial market for rural telephony equipment in developing countries may never develop. Even if such a market does develop, fixed-site, VSAT-based equipment may not capture a significant portion of that market. Our ability to penetrate this market will depend on our ability to develop equipment and software which can be utilized by regional and local service providers to market and sell the use of such systems. Additionally, regional and local service providers may not be able to successfully market such services to rural subscribers. Our failure to penetrate the market for rural telephony networking could have a material adverse effect on our business, operating results and financial condition.

SALES TO FOREIGN CUSTOMERS

     Our success is dependent upon our ability to successfully market voice and data VSAT communication networks in the international market. During the nine month period ending September 30, 1998, approximately 97% of our revenues were generated from export sales. In 1997, 96% of our revenues were generated from export sales. In 1996, 91% of our revenues were generated from export sales. In 1995, 95% of our revenues were generated from export sales. Export sales have certain unique risks, including:

     -   Foreign currency fluctuations;
     -   Increased administrative requirements;
     -   Compliance with multiple regulatory regimes;
     -   Import requirements, tariffs and other trade barriers and restrictions;
     -   Varying levels of intellectual property protection;
     -   Difficulties in staffing and managing foreign operations
     -   Longer accounts receivable cycles;
     -   Delays in resolving customer disputes;
     -   Difficulties in repatriating earnings
     -   Export control restrictions;
     -   Overlapping and differing tax structures; and
     -   Political and economic instability.

     If any of these risks materializes, it could adversely affect our business, operating results and financial condition. In addition, the satellite network service industries in our target markets are highly regulated. This may limit the number and identity of potential service providers to which we can sell our products. Additionally, our target markets are primarily developing countries, which involve greater political and economic instability. Given these facts, our products may not be able to continue to gain general market acceptance in our target markets. Our foreign sales are generally invoiced in U.S. dollars. However, as we expand our international operations, we may agree to be paid in foreign currencies. This may expose us to losses in foreign currency transactions. In addition, if the relative value of the U.S. dollar in comparison to our foreign customers' currency should increase, the effective prices of our products increase. This could result in decreased sales which could adversely affect our business, operating results and financial condition.

DEPENDENCE ON SUCCESS OF DTPI

     Under the terms of its existing contract in Venezuela, Direc-to-Phone International, Inc., a subsidiary of STM ("DTPI"), is required to finance a portion of the build-out of the rural telephony network for its long-term service contract in Venezuela. This will require substantial capital expenditures by DTPI. Furthermore, DTPI is investing in establishing a senior management team, whose responsibilities will be to grow the DTPI business and to secure new contracts in other countries. These efforts will require significant additional capital. In March 1998, STM and DTPI completed a $10 million private placement. If we cannot secure additional financing, we may not be able to meet our business objectives for DTPI which could have a significant adverse impact on our revenues and profitability in future periods. Additionally, DTPI's revenues are derived principally from large, long-term contracts. Our business, operating results and financial condition could be materially and adversely affected if DTPI's customers encounter financial difficulty or contractual disputes arise.

COMPETITION

     The markets in which our business operates are very competitive. We believe that this competition is based principally on price, product performance, customer service and brand recognition. Many of the companies that market products that are competitive with ours, such as Hughes Network Systems and Scientific Atlanta, have significantly greater financial, technical and marketing resources than we do. In addition, our competitors in rural telephony markets generally have substantially greater resources available to them to develop their products and to establish strategic relationships in developing countries. We also compete against various companies that offer communications network systems based on technologies that are alternatives to VSAT (e.g., terrestrial lines and frame relay or radio and microwave transmission). These alternate technologies may, in certain circumstances, be competitive in price and performance with our products. Competition could cause us to lose market share, reduce prices or increase marketing expenses. Any of these reasons could adversely affect our business, operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE

     The technology on which our products and services are based can change rapidly. Our success will depend in part upon our continuing ability to respond quickly and successfully to technological advances by developing and introducing new products. Most of our competitors have substantially greater financial and technical resources than do we. If one or more of our competitors were to introduce competing products with superior technological features, such introduction could adversely affect demand for our products. This could, in turn, adversely affect our business, operating results and financial condition.

DEPENDENCE ON PROPRIETARY RIGHTS; RISK OF INFRINGEMENT CLAIMS

     We rely on a combination of trade secrets, copyrights, trademarks, service marks and contractual rights to protect our technology and software. We attempt to protect our trade secrets and other proprietary information through agreements with customers, suppliers, employees and consultants. Except for terrestrial and low cost telephony products, we do not have patent protection on any aspect of our technology or software. We believe that the improvement of existing products, reliance upon trade secrets, copyrights and unpatented proprietary know-how and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage. This is because patents often provide only narrow protection which may not provide a competitive advantage in areas of rapid technological change, among other reasons. Our use of trade secrets and copyrights will not necessarily protect us from other's use of our technology or software, or technology or software that is similar to that which is embodied in our trade secrets or copyrights. Others may be able to duplicate our technology or software in whole or in part. In addition, the laws of certain countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as do the laws of the United States. Our inability to protect our intellectual property and proprietary technology could have a material adverse effect on our business, operating results and financial condition. With respect to our entry into new fields such as terrestrial and low cost telephony products, we believe that some patent protection may be necessary. Accordingly, we have applied for three patents and are in the process of seeking additional patent protection with respect to these applications. In addition, as the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights and the functionality of the products of new markets further overlap, we believe that our products may increasingly become the subject of infringement claims. Although we have not received any such notification to date, and there are no pending or threatened intellectual property lawsuits against us, such litigation or infringement claims may occur in the future. Any such litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

     STM believes that our future performance is significantly dependent on the continued active participation of Emil Youssefzadeh, our founder, Chief Executive Officer and President. If Mr. Youssefzadeh became unable or unwilling to continue in his present role, our business, operating results and financial condition may be materially and adversely affected. STM has obtained a "key man" life insurance policy on the life of Mr. Youssefzadeh in the amount of $5,000,000. In addition to Mr. Youssefzadeh, our future success depends upon our ability to attract and retain additional highly qualified managerial and technical personnel. The market for qualified personnel is very competitive. We may not be able to attract and retain such personnel in the future. Any such failure could have a material adverse effect on our business, operating results and financial condition.

ABILITY TO MANAGE GROWTH AND EXPANSION

     We have experienced growth over the past few years and plan to continue to expand our operations in the future. This expansion will be in our traditional, core manufacturing business and through DTPI, in the rural telephony service business. Our growth, if achieved, will require continued expansion of our operational and financial control systems, and a significant increase in our manufacturing, testing, quality control, delivery and service operations. If we are unable to meet our manufacturing and delivery commitments in a timely manner (whether as a result of its expansion or otherwise), we could lose sales, be exposed to contractual penalties, costs or expenses and damage our reputation in the marketplace. Any inability to manage growth effectively could have a material adverse effect on our business, operating results and financial condition. In addition, our operating expenses have increased due to expansion and our operating results will be adversely affected if sales do not increase as anticipated.

DEPENDENCE ON KEY SUPPLIERS AND MANUFACTURERS

          We maintain an inventory of components and believe that alternative suppliers and manufacturers for all such components are currently available on reasonable terms. However, an interruption in the delivery of these components may have a material adverse effect on STM. We cannot be certain that we would be able to locate alternative suppliers in a timely manner. We also may encounter future component shortages or other disruptions in the supply of materials. Delays associated with raw materials or component shortages could have a material adverse effect on our business, operating results and financial condition.

POTENTIAL PRODUCT LIABILITY CLAIMS

          Although, to date, we have not experienced any product liability claims, our sale and support of our products involves the risk of such claims. We maintain product liability insurance in amounts we believe to be customary for similar businesses in the industry. Nonetheless, a successful product liability claim which exceeds the amount of our coverage or for which we do not have coverage could have a material adverse effect upon our business, operating results and financial condition.

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATED ENTITIES

          As of June 30, 1998, the officers, directors, principal stockholders and their affiliates owned approximately 54% of the outstanding Common Stock. Such stockholders could, therefore, control substantially all matters requiring approval by stockholders, including the election of directors. This concentration of ownership could discourage or prevent a change in control of STM.

POSSIBLE VOLATILITY OF STOCK PRICES

          The market prices for the stock of technology companies, including STM, have been volatile. We believe the price of our Common Stock has been impacted by:

     -   Quarter-to-quarter variations in operating results;
     -   Changes in earnings estimates by analysts;
     - Announcements of technological innovations or new product introductions; and
     -   Major contract awards by STM or its competitors.

     In addition, the securities of many technology companies have experienced extreme price and volume fluctuation which have often been unrelated to the companies' operating performance. These conditions may adversely affect the market price of our Common Stock.

ANTI-TAKEOVER PROVISIONS

          Certain provisions of our Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third party to acquire control of STM, even if such change in control would be beneficial to stockholders. Such provisions include:

     - Our Certificate of Incorporation allows STM to issue preferred stock without stockholder approval;

     - Our Certificate of Incorporation and Bylaws prescribe procedures for the nomination and election of directors and limit the ability of stockholders to take actions by written consent;

     - Our Bylaws include a "fair price provision" requiring that two-thirds of the outstanding shares of voting stock approve certain business combinations;

     - Our stock option plan provides for the acceleration of vesting of options granted under such plan in the event of certain transactions which result in a change of control of STM; and

     - Section 203 of the General Corporation Law of Delaware prohibits STM from engaging in certain business combinations with interested stockholders.

     Each of these provisions may delay or prevent a change in control of STM without action by the stockholders. This could have an adverse effect on the price of our Common Stock.

CONCENTRATION OF CREDIT RISK

     Large portions of our revenues are derived from large sales, frequently to international customers in developing countries. These sales may be on an open account basis or secured through a letter of credit or similar arrangement. Generally, we only extend credit on an open account basis to our customers with substantial financial resources or to public utilities that are governmental entities. Nonetheless, these customers may encounter liquidity problems. This could result in delays in payment or, in extreme cases, in uncollectible accounts receivable. Such an occurrence could have a material adverse effect on our business, operating results and financial condition.

YEAR 2000 COMPLIANCE

Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because such computer programs would not properly recognize a year that begins with "20" instead of "19". This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." The company has formulated a Year 2000 Plan to address the Company's Year 2000 issues and has created a Year 2000 Task Force to implement the Year 2000 Plan.

The Company's Year 2000 Plan has seven phases, which are as follows: 1) Phase 1--organizational awareness, which entails educating employees, senior management and the board of directors about the Y2k problem and how to deal with it; 2) Phase 2--Inventory and Supply Management, which entails taking a complete inventory of systems and their relative priority to continuing operation and implementing a supply management process for top vendors and critical components; 3) Phase 3--Assessment, which entails assessing systems and their Y2k compliance status; Phase 4--Planning, which entails preparing a ROM estimate of cost and identifying potential solutions and their cost in dollars, schedule and ripple effect; Phase 5--Renovation, which entails implementation of fixes; Phase 6--Validation, which entails testing the fixes for compliance; and Phase 7--Contingency Planning, which entails preparing for rollover staffing, inventory adjustment and other actions which would mitigate the effect of a Y2k failure.

The Company's Year 2000 Plan will be applied in five different areas of coverage: a) internal systems; b) current products; c) vendors; d) existing customers; and e) key business partners.


Internal Systems

The Company's internal business systems and PC applications will be a primary area of focus. The Company is currently evaluating its software applications, including, but not limited to, its business systems software, personal computers, computerized manufacturing equipment and embedded chips to identify any Year 2000 issues that could significantly disrupt the Company's operations.

The Company plans to have completed the Inventory and Assessment phase of substantially all critical systems by December 31, 1998, with the Planning phase to be completed by February 28, 1999 and the Renovation and Validation phases to be completed by September 1, 1999. The Company expects to be Year 2000 compliant on all critical systems which rely on the calendar year before December 31, 1999. Some non-critical systems may not be addressed until after January 2000, however, the Company believes such systems will not disrupt the Company's operations significantly.

Current Products

The Company's certification group has conducted evaluations of its current products to determine if they are Year 2000 compliant. The Company does not currently believe that there are any material Year 2000 defects in its products. With respect to components in the Company's products that are manufactured by third parties, the Company has completed the Inventory Phase and created a list of potential problem components. The vendors of these components are in the process of being contacted for assurances regarding their Year 2000 compliance status.


Vendors

The Company has recently completed the Inventory phase and is currently in the Assessment Phase with respect to the Year 2000 status of critical suppliers, and anticipates initiating more extensive inquiries with significant suppliers during the fourth quarter of 1998 to determine the extent to which the Company is vulnerable to those third parties' failure to remedy their own Year 2000 issues. The Company does not currently believe that any Year 2000 compliance issues related to its suppliers will result in a material adverse effect on the business operations or financial performance of the Company.


Existing Customers

With respect to past products that have been shipped to existing customers, the Company is still in the Assessment Phase but has already identified certain problems which will require upgrades to operational networks to make them Year 2000 compliant. The Company is in the process of contacting its customers to notify them of such problems and expects to complete all necessary upgrades by September 30, 1999. The Company currently estimates that the total cost of implementing such upgrades will not exceed $1.0 million and will likely be offset by service fees charged in connection with completing such upgrades. The Company believes that a small portion of the upgrades will be provided free of charge as part of the warranty coverage on the products being upgraded.


Key Business Partners

The Company anticipates shortly completing the Inventory phase with respect to its key business partners, and plans to initiate inquiries with such key business partners during the fourth quarter of 1998 to determine the extent to which the Company is vulnerable to those third parties' failure to remedy their own Year 2000 issues.

Contingency Plan

The Company has not formulated a contingency plan at this time but expects to have a contingency plan in place prior to January 1, 2000.

The Company currently estimates that the cost of implementing its Year 2000 Plan will not exceed $1.0 million (including the cost of upgrading the operational networks of current customers).

The Company anticipates that the Year 2000 issue will not have a material adverse effect on the financial position or results of operations of the Company. There can be no assurances, however, that the systems of other companies or governmental entities, on which the Company relies for supplies, cash payments, and future business, will be timely converted, or that a failure to convert by another company or the governmental entities, would not have a material adverse effect on the financial position or results of operations of the Company. If third party service providers and vendors, due to the Year 2000 issue, fail to provide the Company with components or materials which are necessary to manufacture its products, with sufficient electrical power and other utilities to sustain its manufacturing process, or with adequate, reliable means of transporting its products to its customers worldwide, then any such failure could have a material adverse effect on the Company's ability to conduct business, as well as the Company's financial position and results of operations.

The foregoing risk factors (including the discussion of the Year 2000 issue) contain forward-looking statements and should be read in conjunction with the Company's disclosures under the caption "Forward Looking Statements."


                           FORWARD LOOKING STATEMENTS

          FORWARD LOOKING STATEMENTS. THIS DOCUMENT CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND

SECTION 21E OF THE EXCHANGE ACT THAT INVOLVE RISKS AND UNCERTAINTIES. IN ADDITION, THE COMPANY MAY FROM TIME TO TIME MAKE FORWARD LOOKING STATEMENTS ORALLY OR IN WRITING. THE WORDS "ESTIMATE," "PROJECT," "POTENTIAL," "INTENDED," "EXPECT," "BELIEVE" AND SIMILAR EXPRESSIONS OR WORDS ARE INTENDED TO IDENTIFY FORWARD LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN ANY FORWARD LOOKING STATEMENTS AS A RESULT OF A WIDE VARIETY OF FACTORS AND CONDITIONS, INCLUDING, AMONG OTHERS, LONG TERM CYCLES INVOLVED IN COMPLETING MAJOR CONTRACTS, PARTICULARLY IN FOREIGN MARKETS, INCREASING COMPETITIVE PRESSURES, GENERAL ECONOMIC CONDITIONS, TECHNOLOGICAL ADVANCES, THE TIMING OF NEW PRODUCT INTRODUCTIONS, FINANCING RISKS, POLITICAL AND ECONOMIC RISKS INVOLVED IN FOREIGN MARKETS AND FOREIGN CURRENCIES AND THE TIMING OF OPERATING AND OTHER EXPENDITURES.

          BECAUSE OF THESE AND OTHER FACTORS THAT MAY AFFECT THE COMPANY'S OPERATING RESULTS, PAST FINANCIAL PERFORMANCE SHOULD NOT BE CONSIDERED AN INDICATOR OF FUTURE PERFORMANCE, AND INVESTORS SHOULD NOT USE HISTORICAL TRENDS TO ANTICIPATE RESULTS OR TRENDS IN FUTURE PERIODS.



                                  THE COMPANY

          The Company is a developer, manufacturer and provider of wireless-based satellite communications infrastructure and user terminal products utilized in public and private telecommunications networks. These networks support date, fax, voice and video communication and are used to either bypass or extend terrestrial networks or provide a communications infrastructure where a network does not currently exist. The Company's product line is based on proprietary hardware and software and primarily consists of two-way earth stations, sometimes referred to as VSATs, associated infrastructure equipment and software, transceivers, modems and other networking equipment. The Company currently focuses its sales efforts on the international marketplace, particularly developing countries because management believes that these areas offer greater applications for the Company's technology, a higher growth potential and more favorable competitive dynamics. The Company's proprietary equipment and software are utilized by businesses, government agencies and telephone companies in Europe, the Americas, Africa and Asia.

          The Company was incorporated in California in January 1982 as Services Via Satellite and in December 1982 changed its name to Satellite Technology Management, Inc. In January 1995, the Company registered in California to do business as STM Wireless, Inc. In December 1995, the Company reorganized as a Delaware corporation via a merger into a wholly-owned subsidiary with the name STM Wireless, Inc.

                                 WHERE TO FIND
                             ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     This Prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the shares for sale by the Selling Stockholder. It does not repeat important information that you can find in our registration statement, reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference", which means that we can disclose important information to you by referring you to other documents which are legally considered to be a part of this Prospectus. These documents are as follows:

     1.   Our Annual Report on Form 10-K for the year ended December 31, 1997.

     2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     3.   Our Proxy Statement dated August 17, 1998.

     4. All documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 after the date of this Prospectus and prior to the termination of this offering.


     As you read the above documents, you may find some differences in information from one document to another. If you find inconsistencies between the documents and this Prospectus, you should rely on the statements made in the most recent document.

     You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at the phone number indicated below:

                              Shareholder Services
                               STM Wireless, Inc.
                     One Mauchly, Irvine, California 92718
                                 (714) 753-7864


     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                USE OF PROCEEDS

     The proceeds from the sale of each Selling Stockholder's Common Stock will belong to such Selling Stockholder. The Company will not receive any proceeds from such sales of the Common Stock.

                              SELLING STOCKHOLDER

     Pursuant to a Stock Purchase Agreement, dated April 1, 1994 by and among the Company, BGC, Emil Youssefzadeh and Albert Youssefzadeh (the "BGC Agreement"), the Company agreed to file a registration statement with the Commission to register shares of the Common Stock owned by BCG for resale by BCG, and to keep the registration statement effective until the earlier of (i) the date by which BGC has concluded the sale of the shares of Common Stock registered hereunder and (ii) the one year anniversary of the date the registration statement is declared effective. The Registration Statement of which this Prospectus is a part was filed with the Commission pursuant to the BGC Agreement. An employee of Berjaya Group Berhad, the parent of BGC, Kien Sing Chan, has been serving as a member of the Board of Directors of the Company since March, 1998. From April, 1994 to January, 1998, another employee of Berjaya Group Berhad, Kim Poh Tan, served as a member of the Board of Directors of the Company. The following table sets forth (i) the name of the Selling Stockholder; (ii) the number of shares of Common Stock owned by the Selling Stockholder prior to the offering, and (iii) the number of shares and (if one percent or more) the percentage of the class to be owned by the Selling Stockholder after the offering.

                                                                              Shares Owned After Offering
                                                                              ---------------------------
           Name                 Shares Prior to Offering    Shares Offered        Number      Percent
----------------------------    ------------------------    --------------    ------------  -------------
Berjaya Group (Cayman), Ltd.            1,221,294              1,221,294             0            0



                              PLAN OF DISTRIBUTION

     All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq NM or on one or more exchanges, or otherwise, at prices and terms then obtainable, or in negotiated transactions. In addition, the shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholder. The Company will receive none of the proceeds from such sales.

     The Company is presently aware of no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s),
(ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

     The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     The Company has agreed to indemnify each Selling Stockholder under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jacques Youssefmir, the Company's General Counsel.

                                    EXPERTS

     The consolidated financial statements and schedule of STM Wireless, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director will not be liable for monetary damages for breach of the director's fiduciary duty of care to the Company and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate a director's fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for (i) breach of the director's duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (ii) acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, (iii) any transaction from which the director derives an improper personal benefit, (iv) acts or omissions involving reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of the risk of serious injury to the Company or its stockholders, (v) acts or omissions that constitute an unexpected pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, (vi) improper transactions between a director and the Company, and (vii) improper distributions and loans to directors and officers. This provision does not affect a director's responsibilities under any laws, such as the federal securities laws or state or federal environmental laws.

     In addition, the Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom the Company is required or permitted to indemnify. The Company has entered into agreements with its directors and executive officers, which requires the Company to indemnify them to the fullest extent permitted by law against certain losses they may incur in legal proceedings arising in connection with their services to the Company.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                               Table of Contents
                               -----------------

Risk Factors...............................................................   2
The Company................................................................   8
Where You Can Find More Information........................................   9
Use of Proceeds............................................................   9
Selling Stockholder........................................................  10
Plan of Distribution.......................................................  10
Legal Matters..............................................................  10
Experts....................................................................  11
Indemnification of Directors and Officers..................................  11


No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.


                                1,221,294 Shares


                               STM WIRELESS, INC.



                                  Common Stock



                           _________________________

                                   PROSPECTUS

                           _________________________



                                         , 1998
                             ------------

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

     The following sets forth the costs and expenses, all of which shall be borne by the Company, in connection with the offering of the shares of Common Stock pursuant to this Registration Statement:

          Securities and Exchange Commission Fee...........   $2,072
          Accounting Fees and Expenses*....................   $3,000
          Legal Fees and Expenses*.........................   $2,000
          Miscellaneous Expenses*..........................   $2,000
                                                              ------
               Total.......................................   $9,072
                                                              ======

     * Estimated


Item 15.  Indemnification of Directors and Officers.
---------------------------------------------------

     (a) As permitted by the Delaware General Corporation Law (the "DGCL"), the Restated Certificate of Incorporation eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL.

     (b) The Restated Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the DGCL. The Company's Restated Bylaws provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the DGCL.

     (c) The Restated Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its officers and directors. The Company has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide for the indemnification of directors and officers of the Company against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by laws.


Item 16.  Exhibits.
------------------

          5.1   Opinion of Jacques Youssefmir, General Counsel.

          23.1  Consent of Jacques Youssefmir (included in Exhibit 5.1).

          23.2  Consent of KPMG Peat Marwick LLP.

          24.1 Power of Attorney (included on the signature page to the Registration Statement - see page II-4.)


Item 17.  Undertakings.
----------------------

          (a)   The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b). If, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                         (iii) To include any material information with respect
                to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 2nd day of December, 1998.

                                         STM WIRELESS, INC.


                                         BY:    /s/ EMIL YOUSSEFZADEH
                                                --------------------------------
                                                Emil Youssefzadeh
                                                Chief Executive Officer and
                                                Chairman of the Board


                                         BY:    /s/ JOSEPH WALLACE
                                                --------------------------------
                                                Joseph Wallace
                                                Chief Financial Officer and
                                                Principal Accounting Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of STM Wireless, Inc., do hereby constitute and appoint Emil Youssefzadeh and Joseph Wallace, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                        Title                      Date
         ---------                        -----                      ----
/s/ EMIL YOUSSEFZADEH            Chief Executive Officer and    December 2, 1998
-------------------------------  Chairman of the Board
Emil Youssefzadeh

/s/ CHAN KIEN SING               Director                       December 2, 1998
-------------------------------
        Chan Kien Sing

/s/ JOSEPH WALLACE               Vice President, Finance        December 2, 1998
-------------------------------  Chief Financial Officer and
        Joseph Wallace           Principal Accounting Officer


/s/ FRANK T. CONNORS             Vice Chairman of the           December 2, 1998
-------------------------------  Board
       Frank T. Connors

/s/ LAWRENCE D. LENIHAN, JR.     Director                       December 2, 1998
-------------------------------
    Lawrence D. Lenihan, Jr.

                                 EXHIBIT INDEX

Exhibit                                                              Sequential
Number                         Description                           Page Number
-------                        -----------                           -----------
5.1       Opinion of Jacques Youssefmir, General Counsel.                --

23.1      Consent of Jacques Youssefmir, General Counsel (included       --
          in the Opinion filed as Exhibit 5.1).

23.2      Consent of KPMG Peat Marwick LLP.                              --

24.1      Power of Attorney (included on signature page to the           --
          Registration Statement at page II-4).